Proffitt's, Inc.
                    Midland Shopping Center
                      115 North Calderwood
                     Alcoa, Tennessee 37701

May 2, 1995

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of the Shareholders to be held at 8:30 a.m. Eastern Daylight Time on Thursday, June 15, 1995, at Proffitt's Foothills Mall Store
(Women's Building), 173 Foothills Mall, Maryville, Tennessee 37801.

The notice of the meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Your vote is very important, and your cooperation in completing, signing, and returning your proxy promptly in the enclosed return envelope will be appreciated.

At the meeting, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to the shareholders.

Shareholders attending the meeting are invited to shop at our Foothills Mall Store and will be given a special discount on the day's purchases.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,



R. Brad Martin
Chairman of the Board and Chief Executive Officer

                        Proffitt's, Inc.
                    Midland Shopping Center
                      115 North Calderwood
                     Alcoa, Tennessee 37701

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Proffitt's, Inc.:

Notice is hereby given that the Annual Meeting of the Shareholders of Proffitt's, Inc. (the "Company") will be held at 8:30 a.m. Eastern Daylight Time on Thursday, June 15, 1995, at Proffitt's Foothills Mall Store (Women's Building), 173 Foothills Mall, Maryville, Tennessee 37801, for the following purposes:

     1.   To elect nine Directors to hold office until the next
          Annual Meeting of the Shareholders or until their respective successors have been elected and qualified;

     2.   To adopt the Proffitt's, Inc. 1994 Employee Stock
          Purchase Plan;

     3. To approve an amendment to the Company's Charter, as permitted by the Tennessee Business Corporation Act, to add a provision requiring the demand of the holders of at least 25% of all the votes entitled to be cast on an issue in order to call a special meeting of shareholders (the "Special Meeting Proposal");

     4. To consider and act upon a proposal to ratify the appointment of the firm of Coopers & Lybrand as independent accountants for the current fiscal year ending February 3, 1996; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 24, 1995 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

                              By order of the Board of Directors,

                              /s/ Julia Bentley

                              Julia Bentley
                              Secretary
                              May 2, 1995


Whether or not you intend to be present at the meeting, you are urged to mark, sign, and date the enclosed proxy and return it promptly in the envelope provided.
                        Proffitt's, Inc.

                         PROXY STATEMENT

             INFORMATION CONCERNING THE SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the "Annual Meeting") of Proffitt's, Inc. (the
"Company"), a Tennessee corporation, to be held on June 15, 1995.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to shareholders on May 2, 1995.

A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. Attendance at the Annual Meeting by a shareholder who has given a proxy will not have the effect of revoking it unless he gives such written notice of revocation to the Secretary before the proxy is voted. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are presented and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. Abstentions and broker non-votes have no affect on the plurality vote for the election of Directors. All other matters will be approved if the votes cast favoring the action exceed the votes opposing the action.

                  OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on April 24, 1995 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 10,218,624 shares of Common Stock. Each share has one vote.

Listed in the following table are the beneficial owners as of March 29, 1995 of more than 5% of the Company's outstanding Common Stock who are known to the Company. The table below also includes the number of shares owned by each Director, each nominee for Director, certain executive officers, and all Directors and officers of the Company as a group.

NAME OF BENEFICIAL OWNER            TOTAL SHARES        PERCENTAGE
(AND ADDRESS IF "BENEFICIAL         BENEFICIALLY       COMMON STOCK
OWNERSHIP" EXCEEDS 5%)                 OWNED            OUTSTANDING

Apollo Specialty Retail
  Partners, L.P.
    Two Manhattanville Road
    Purchase, New York             1,421,801 (1)          12.21%
Bernard E. Bernstein                  16,201 (2)               *
Edmond D. Cicala                      17,889 (3)               *
James A. Coggin                       83,000 (3)               *
Ronald de Waal
    Terbekehofdreef 75
    B-2610 Wilrijk, Belgium        1,000,513 (3)           9.79%
James E. Glasscock                    52,500 (3)               *
Michael S. Gross                       2,000 (3)(4)            *
Gary L. Howard                        52,000 (3)               *
R. Brad Martin
    5810 Shelby Oaks Drive
    Memphis, Tennessee             1,324,399 (5)          12.69%
Richard D. McRae                      57,407 (3)               *
Frederick J. Mershad                  52,000 (3)               *
C. Warren Neel                         7,250 (3)               *
Harwell W. Proffitt                    7,500 (3)               *
RCM Capital Management
    Four Embarcadero Center
    San Francisco, California        579,200 (6)           5.67%
Stein Roe & Farnham
    One South Wacker Drive
    Chicago, Illinois                778,575 (6)           7.57%
Gerald Tsai, Jr.                       5,000 (3)               *
All Directors and officers
  as a group (19 persons)          2,936,005              26.95%
_____________________________________

* Owns less than 1% of the total outstanding Common Stock of the Company.
(1) Represents shares issuable upon conversion of the Company's Series A Preferred Stock.
(2) Includes options to purchase 5,500 shares of Company Common Stock and 3,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.
(3)  Includes 2,000, 80,000, 2,000, 50,000, 1,000, 50,000, 1,000,
     50,000, 5,500, 4,500, and 2,000 shares of stock options with respect to Cicala, Coggin, de Waal, Glasscock, Gross, Howard, McRae, Mershad, Neel, Proffitt, and Tsai.
(4) Total does not include shares held by Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"). Mr. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty. Mr. Gross disclaims beneficial ownership of all securities held by Apollo Specialty.
(5) Includes: (i) 2,000 shares held by Mr. Martin as custodian for his minor children, (ii) 1,300 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder,
     (iii) 75,000 shares held by the R. Brad Martin 1994-1 Qualified Annuity Trust, (iv) 4,250 shares owned by the R. Brad and Jean L. Martin Family Foundation, and (v) options to purchase 220,000 shares of Common Stock.
(6)  Based solely on information provided by the beneficial owner.

                      ELECTION OF DIRECTORS
                        (PROPOSAL NO. 1)

The Board of Directors proposes the election of nine Directors, each to hold office until the next Annual Meeting of the Shareholders or until a successor has been elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the enclosed form of proxy intend to vote for the election of the persons listed in this proxy statement. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the persons named in the proxy.

Certain information is given below for each nominee for Director.

NAME, PRINCIPAL OCCUPATION,                             DIRECTOR
     AND DIRECTORSHIP                         AGE         SINCE

R. Brad Martin                                43          1984
Chief Executive Officer of the
Company since July 1989, Chairman
of the Board of the Company since
February 1987, and President from
July 1989 until March 1994 and from
September 1994 to March 1995. Mr.
Martin serves on the Board of
Directors of Delta Life Corporation,
First Tennessee National Corporation,
Pilot Corporation, and Sports &
Recreation, Inc.

Bernard E. Bernstein                          64          1987
Partner in the Knoxville, Tennessee
law firm of Bernstein, Stair &
McAdams since 1959.

Edmond D. Cicala                              69          1987
President of Edmond Enterprises, Inc.
Retired Chairman and Chief Executive
Officer of the Goldsmith's Division
of Federated Department Stores. Mr.
Cicala is a Director of National
Commerce Bancorporation.

Ronald de Waal                                43          1985
Chairman of We International, B.V.,
a Netherlands corporation, which
operates more than 250 fashion
specialty stores in Belgium, the
Netherlands, Switzerland, and Germany.

Michael S. Gross                              33          1994
Vice President of Apollo Capital
Management, Inc., the general partner
of Apollo Advisors, L.P. Mr. Gross
serves on the Board of Directors of
Buster Brown Apparel, Inc., Cole
National Corporation, Converse, Inc.,
Florsheim Shoe Company, and Interco
Incorporated and on the Supervisory
Board of Directors of Memorex Telex, N.V.

Richard D. McRae                              74          1994
Former Chairman, President, and Chief
Executive Officer of McRae's, Inc.

C. Warren Neel                                56          1987
Dean of the College of Business
Administration at the University of
Tennessee, Knoxville. Dr. Neel serves
on the Board of Directors of American
Healthcorp, Inc., Clayton Homes, Inc.,
O'Charley's, Inc., and The Promus
Companies, Inc.

Harwell W. Proffitt                           77          1971
Former Chairman, President, and Chief
Executive Officer of Proffitt's, Inc.

Gerald Tsai, Jr.                              66          1993
Chairman, President, and Chief
Executive Officer of Delta Life
Corporation. Mr. Tsai serves on the
Board of Directors of Meditrust, Rite
Aid Corporation, Sequa Corporation,
Triarc Companies, Inc., Zenith National
Insurance Corporation.


The Board recommends the shareholders vote "FOR" the election as Directors the above listed nominees.

            FURTHER INFORMATION CONCERNING DIRECTORS

DIRECTORS' FEES

Directors who are not officers of the Company each receive an annual fee of $12,000 and $750 for attendance at each board meeting or meeting of a committee of which he is a member. Directors not employed by the Company may elect to participate in the Company's Deferred Compensation Plan for Non-Employed Directors of Proffitt's, Inc. and defer all such compensation in lieu of immediate cash payments. The deferred compensation is tied to the value of the Company's Common Stock.

Pursuant to the Company's 1994 Long-Term Incentive Plan (the "Plan"), each non-employee Director of the Company annually is granted a nonqualified stock option to purchase 1,000 shares of Company Common Stock. Options are priced at fair market value at the date of grant and vest in one-fifth installments commencing on the date of grant. In addition, pursuant to the Plan, each non-employee Director has been awarded 1,000 shares of restricted Common Stock which vest in one-tenth installments commencing on the first anniversary of the award date.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board met five times during the last fiscal year. The Board of Directors has established Audit, Compensation, Stock Option, and
Nominating Committees.

The Audit Committee includes C. Warren Neel (Chairman), Harwell W. Proffitt, and Richard D. McRae. The Committee met once during the last fiscal year. The Audit Committee recommends engagement of the independent accountants, reviews the fee arrangement and scope of the audit, reviews the financial statements and the report of independent accountants, reviews the activities and recommendations of the Company's internal auditors, and considers comments made by the independent accountants with respect to the Company's system of internal accounting control.

The Compensation Committee includes Bernard E. Bernstein (Chairman), Edmond D. Cicala, and C. Warren Neel. Mr. Cicala replaced R. Brad Martin, who served until September 1994 on the Committee. The Committee met twice during the last fiscal year. The purpose of this Committee is to review compensation of Company officers and employees and any other compensation related plan, other than the stock option and long-term incentive plans.

The Stock Option Committee consists of Ronald de Waal (Chairman),
Edmond D. Cicala, and Michael S. Gross and administers the
Company's 1987 Stock Option Plan and the 1994 Long-Term Incentive
Plan. This Committee met once during the last fiscal year.

The Nominating Committee includes Gerald Tsai, Jr. (Chairman), Bernard E. Bernstein, and R. Brad Martin. The functions of the Committee are to screen and recommend candidates for the Company's Board of Directors. The Nominating Committee does not consider nominees for Director recommended by shareholders.

Because of the death of a family member, Mr. Proffitt attended only 71% of the combined total of the Board of Directors and Audit
Committee meetings during the last fiscal year.

                     EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth, for the years ended January 28, 1995, January 29, 1994, and January 30, 1993, the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, as to the Company's Chief Executive Officer and to each of the other four highest compensated executive officers ("Named Officers").

                                     ANNUAL COMPENSATION
                                                         OTHER
                                                        ANNUAL
                                  SALARY     BONUS    COMPENSATION
NAME & PRINCIPAL POSITION  YEAR     ($)     ($) (1)       ($)

R. Brad Martin             1994  383,334   293,438(2)   27,700(3)
  Chairman of the Board    1993  175,000    92,500(5)   36,900(3)
  and Chief Executive      1992  132,500   100,000      46,450(3)
  Officer

James A. Coggin (6)        1994  270,833   208,125(2)
  President and Chief
  Operating Officer

James E. Glasscock (6)     1994  166,667    98,750
  Executive Vice President,
  Chief Financial Officer,
  and Treasurer

Gary L. Howard (6)         1994  241,667    80,040
  President, McRae's
  Stores Division

Frederick J. Mershad (6)   1994  173,077    75,000
  President, Proffitt's
  Stores Division
________________________________

(TABLE CONTINUED)
                                 LONG-TERM
                             COMPENSATION AWARDS
                              RESTRICTED  SECURITIES      ALL
                                STOCK     UNDERLYING     OTHER
NAME AND PRINCIPAL             AWARD(S)     OPTIONS   COMPENSATION
     POSITION           YEAR     ($)      GRANTED(#)      ($)

R. Brad Martin          1994                95,000      7,140(4)
  Chairman of the       1993               100,000
  Board and Chief       1992
  Executive Officer

James A. Coggin(6)      1994                60,000
  President and Chief
  Operating Officer

James E. Glasscock(6)   1994   23,000(7)    35,000
  Executive Vice
  President, Chief
  Financial Officer,
  and Treasurer

Gary L. Howard(6)       1994   23,000(7)    50,000
  President, McRae's
  Stores Division

Frederick J. Mershad(6) 1994   23,000(7)    35,000
  President, Proffitt's
  Stores Division
________________________________

(1) Amounts awarded under the Incentive Compensation Plan for the respective fiscal years, even if deferred.
(2) Includes stock grants to Martin and Coggin of 5,000 and 2,500 shares of Proffitt's Common Stock, respectively, which was granted at the market price of $21.50 as of the date of grant.
(3) In February 1989, the Company entered into a compensation agreement with R. Brad Martin which provides for a $500,000 interest-free loan due January 31, 1999 or upon Mr. Martin's termination of employment with the Company. Other Annual Compensation represents imputed interest on that interest-free loan.
(4)  Economic benefit of split dollar life insurance policy.
(5) Represents a stock grant of 5,000 shares of Proffitt's Common Stock which was granted at the market price of $18.50 as of the date of grant.
(6) The hire date for Coggin, Glasscock, and Howard is April 1, 1994 and for Mershad is May 23, 1994.
(7) Represents a stock grant of 1,000 shares of Proffitt's Common Stock which was granted at the market price of $23.00 as of the date of grant. These grants vest in equal one-third installments with full vesting occurring on the second anniversary of the date of grant.

EMPLOYMENT CONTRACTS

All of the Named Officers have employment agreements with the Company. All agreements fix the Named Officers' minimum base compensation for the fiscal year and provide for participation by such officers in employment benefit plans as the Company may adopt. The term for Mr. Martin's agreement ends March 28, 2000. The remainder of the Named Officers' agreements are for three year terms ending March 28, 1998. Under the terms of each agreement, each Named Officer is entitled to receive his base salary for the remainder of his employment period in the event he is terminated without cause. If the termination is involuntary and due to a change in control or a potential change in control, he is entitled to receive his base salary for the greater of the remaining term of his agreement or twenty-four months. In such event, the Company would be obligated to pay the following monthly amounts (assuming no change in current salaries) to these individuals: R. Brad Martin, $37,500; James A. Coggin, $30,417; James E. Glasscock, $17,917; Gary L. Howard, $25,833; and Frederick J. Mershad, $22,917. A "Change in Control" is defined as: (i) the acquisition of 25% or more of the combined voting power of the Company's outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the Company or any successor entity, or (iii) during any two consecutive year period, the failure to elect a majority of the individuals constituting the Board of Directors of the Company prior to the commencement of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period.

A "Potential Change in Control" is defined as: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company's Directors of a resolution to the effect that a potential change in control of the Company has occurred.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Proffitt's, Inc. 1994 Long-Term Incentive
Plan ("Plan") to the Named Officers as of fiscal year end.

                OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                                   % OF       EXERCISE
                               TOTAL OPTIONS   OR BASE
                     OPTIONS    GRANTED TO      PRICE
                     GRANTED   EMPLOYEES IN   ($/SHARE)  EXPIRATION
     NAME           (#)(1)(2)   FISCAL YEAR      (3)        DATE

R. Brad Martin       95,000        14.4         24.50      4/1/04
James A. Coggin      50,000         7.6         24.50      4/1/04
                     10,000         1.5         24.50     9/13/04
James E. Glasscock   35,000         5.3         24.50      4/1/04
Gary L. Howard       50,000         7.6         24.50      4/1/04
Frederick J. Mershad 35,000         5.3         24.50     5/23/04
__________________________

(TABLE CONTINUED)
                                POTENTIAL REALIZABLE VALUE
                                 AT ASSUMED ANNUAL RATES
                               OF STOCK PRICE APPRECIATION
                                   FOR OPTION TERM (4)
     NAME                       5%($)                10%($)

R. Brad Martin                1,463,752            3,709,436
James A. Coggin                 770,396            1,952,335
                                154,079              390,467
James E. Glasscock              539,277            1,366,634
Gary L. Howard                  770,396            1,952,335
Frederick J. Mershad            539,277            1,366,634
__________________________

(1) All options granted in 1994 are exercisable in cumulative one-fifth installments commencing on the date of grant with full vesting occurring on the fourth anniversary of the date of grant.
(2) Under the terms of the Plan, the Stock Option Committee retains discretion, subject to Plan limits, to modify the terms of outstanding options and to reprice the options.
(3) All options were granted at $24.50, which was above the market closing price on the date of grant. No incentive stock options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.
(4) Potential gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of the Company, overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1994 and unexercised options held at fiscal year end.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR END
                AND FISCAL YEAR END OPTION VALUES

                               SHARES
                             ACQUIRED ON            VALUE
     NAME                   EXERCISE (#)         REALIZED (#)

R. Brad Martin                    0                    0
James A. Coggin                   0                    0
James E. Glasscock                0                    0
Gary L. Howard                    0                    0
Frederick J. Mershad              0                    0
____________________________

(TABLE CONTINUED)
                             NUMBER OF UNEXERCISED
                                OPTIONS HELD AT
                              FISCAL YEAR END (#)
     NAME                  EXERCISABLE/UNEXERCISABLE

R. Brad Martin                  64,000/136,000
James A. Coggin                 12,000/48,000
James E. Glasscock               7,000/28,000
Gary L. Howard                  10,000/40,000
Frederick J. Mershad             7,000/28,000
____________________________

(TABLE CONTINUED)
                              VALUE OF UNEXERCISED
                            IN-THE-MONEY OPTIONS AT
                             FISCAL YEAR END ($)(1)
     NAME                  EXERCISABLE/UNEXERCISABLE

R. Brad Martin                    76,250/0
James A. Coggin                        0/0
James E. Glasscock                     0/0
Gary L. Howard                         0/0
Frederick J. Mershad                   0/0
____________________________

(1) Represents the difference between the closing price of the Company's Common Stock on January 28, 1995 and the exercise price of the options.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* (PERFORMANCE GRAPH)

Among Proffitt's, Inc., the NASDAQ Stock Market-US Index, and the
NASDAQ Retail Index

                                                  NASDAQ STOCK
MEASUREMENT PERIOD        PROFFITT'S, INC.        MARKET - U.S.

2/3/90                          100                    100
2/2/91                           88                    102
2/1/92                          208                    156
1/30/93                         371                    176
1/29/94                         327                    200
1/28/95                         388                    193


(TABLE CONTINUED)
MEASUREMENT PERIOD        NASDAQ RETAIL

2/3/90                          100
2/2/91                          119
2/1/92                          205
1/30/93                         185
1/29/94                         197
1/28/95                         177


*$100 invested on 2/3/90 in stock or index-including reinvestment of dividends.

                     COMPENSATION COMMITTEE

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") is composed of three Directors: Mr. Bernstein, Chairman of the Committee; Dr. Neel; and Mr. Cicala. Mr. Martin served on the Compensation Committee until September 1994, when he was replaced by Mr. Cicala. The Committee makes recommendations to the Board of Directors as to the amount and form of officer compensation. The Committee at least annually evaluates the Company's performance and executive officers' compensation compared with results of the Company. The Committee reviews the key performance standards of the executives of the corporation and measures individual and corporate achievement of these standards. The Committee also annually meets to evaluate the performance of the Chief Executive Officer. While he served on the Committee, Mr. Martin did not participate in any action of the Committee with respect to his compensation.

The compensation programs of the Company are designed to align compensation with business objectives and performance and to enable the corporation to attract, retain, and reward executives who contribute to the long-term success of the Company. The Board of Directors believes that executive pay should be linked to level of responsibility and performance. Therefore, the Company provides an executive compensation program which includes base pay, cash bonuses, and long-term incentive opportunities through the use of stock options and stock grants. Individual executive performance is evaluated by reviewing organization and management development progress against the established objectives. Consistent with the compensation philosophy of the corporation, salaries for executives are established at or below market levels for comparable positions in the department store and specialty retailing industry. Generally, executive cash bonus programs provide the opportunity for executives to earn from 30% to 50% of annual base compensation. Bonuses are earned as the result of the achievement of specific corporate and/or division objectives and individual objectives.

Long-term incentives are provided through grants of stock options and stock grants to the named executives and other key employees pursuant to the Proffitt's, Inc. 1994 Long-Term Incentive Plan. This component is intended to provide added incentive to secure, retain, and reward those responsible for the successful leadership of the Company. Stock options are granted at or above the prevailing market value and will only have value if the Company's stock price increases. Currently, options vest in five equal installments, and executives must be employed by the Company at the time of vesting in order to exercise the option grants. The Stock Option Committee of the Board of Directors recommends to the Board options to be granted.

R. Brad Martin has served as Chairman and Chief Executive Officer of the corporation since July 1989. While serving in this capacity, the Company's revenues have grown from $94.8 million for the year ended February 3, 1990 ("1989") to $617.4 million for the year ended January 28, 1995 ("1994"). Net income has increased from $.8 million in 1989 to $16.1 million in 1994. Shareholders' equity has grown from $20.2 million in 1989 to $180.5 million in 1994. The price of the Company's Common Stock has increased from $6.00 at February 3, 1990 to $23.25 at January 28, 1995.

The compensation of the Chairman and Chief Executive Officer of the corporation is set forth in an Employment Agreement ("Agreement") dated April 1, 1994, approved by the Committee and the Board of Directors. The terms of this Agreement provide for an annual base salary of not less than $425,000. The Chief Executive Officer may earn an annual cash bonus of up to 50% of base salary based upon the achievement of specific annual objectives. For 1994, 75% of the potential bonus award was based on achievement of targeted earnings per share of the corporation; 25% of the potential bonus award was based upon the achievement by the Chief Executive Officer of certain objectives in his personal plan. These objectives included specified improvements in cash flow, customer service, and internal and external communications. For 1994, Mr. Martin was awarded approximately 88% of his total bonus potential of $212,500. Mr. Martin earned 100% of his total bonus potential for the achievement of the targeted earnings per share, and he was awarded approximately 50% of his bonus potential for the achievement of the specified objectives within his personal plan. For 1994, Mr. Martin's cash compensation totaled $569,272 which was comprised of $383,334 in base salary and $185,938 in bonus.

Pursuant to the terms of the Agreement, the Chief Executive Officer is also eligible for an annual award of up to 5,000 shares of Company Common Stock, based upon the achievement of annual targeted growth in intrinsic value of the corporation. For 1994, Mr. Martin was awarded 5,000 shares of Common Stock of the corporation pursuant to this provision, valued at $107,500 on the February 6, 1995 grant date.

Concurrent with the acquisition of the common stock of McRae's, Inc. on March 31, 1994, the Chief Executive Officer was granted the option to purchase 95,000 shares of Company Common Stock under the 1994 Long-Term Incentive Plan. These options were priced above the market price on the date of grant.

In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. This was not applicable to Proffitt's, Inc. for the fiscal year ended January 28, 1995. However, the Company and the Committee intend to monitor executive compensation levels and adopt policies, as necessary, to obtain maximum deductibility of executive compensation while providing motivational and competitive performance-based compensation. The Committee will continue to monitor the tax regulations to determine if any executive compensation program changes are necessary.

                              Compensation Committee

                              Bernard E. Bernstein, Chairman
                              Dr. C. Warren Neel
                              Edmond D. Cicala

                              March 21, 1995

                      CERTAIN TRANSACTIONS

Effective March 31, 1994, the Company acquired the business of McRae's, Inc. ("McRae's"), a specialty retail department store company headquartered in Jackson, Mississippi. Richard D. McRae was named to the Company's Board of Directors at that time. Prior to its combination with Proffitt's, Inc. McRae's was a private company which was owned and operated by the McRae family. As a result of Mr. McRae joining the Board of Directors, the following transactions with the McRae family are disclosed in this Proxy Statement.

TRANSACTIONS WITH THE MCRAE FAMILY.

On March 31, 1994, the Company acquired in a business combination (the "Business Combination") all of the outstanding common stock of Macco Investments, Inc. ("Macco"), the holding company of McRae's. The consideration paid in the Business Combination was approximately $208 million and consisted of approximately $176 million in cash and the issuance of (i) 436,200 shares of Company Common Stock, (ii) the Company's 7.5% Junior Subordinated Debentures due March 31, 2004 in the aggregate principal amount of $17.5 million ("Junior Debentures"), (iii) 32,962 shares of the Company's Series B Cumulative Junior Perpetual Preferred Stock (the "Series B Preferred Stock"), and (iv) the Company's promissory notes (the "Buyer Notes") to certain of the Macco shareholders in the aggregate principal amount of $2 million, which notes were secured by a first deed of trust on the McRae's store in Vicksburg, Mississippi. In addition and as part of the Business Combination, McRae's purchased four regional mall stores owned by McRae family partnerships and leased to McRae's (collectively, the "Stores") for approximately $18.5 million.

In connection with the Business Combination, Richard D. McRae, a Director, received approximately $15.9 million in cash, 40,796 shares of Company Common Stock, 3,083 shares of Series B Preferred Stock, approximately $1.6 million principal amount of Junior Debentures and a Buyer Note in the principal amount of $200,000. Richard D. McRae, Jr., the son of Richard D. McRae, his spouse, and a family partnership received in the aggregate approximately $51.4 million in cash, 132,053 shares of Company Common Stock, 9,979 shares of Series B Preferred Stock, approximately $5.3 million of Junior Debentures and a Buyer Note in the principal amount of $600,000. Susan McRae Shanor, the daughter of Richard D. McRae, her spouse, and a family partnership received in the aggregate approximately $51.1 million in cash, 131,298 shares of Company Common Stock, 9,922 shares of Series B Preferred Stock, approximately $5.3 million of Junior Debentures, and a Buyer Note in the principal amount of $600,000. Vaughan W. McRae, the son of Richard D. McRae, his spouse, and a family partnership received in the aggregate approximately $51.4 million in cash, 132,053 shares of Company Common Stock, 9,978 shares of Series B Preferred Stock, approximately $5.3 million in Junior Debentures, and a Buyer Note in the principal amount of $600,000.

On July 12, 1994, the 32,962 shares of the Series B Preferred Stock were converted into 156,213 shares of Company Common Stock. Upon conversion, Richard D. McRae received 14,611 shares of Company Common Stock; Richard D. McRae, Jr. and a family partnership received in the aggregate 47,292 shares; Susan McRae Shanor, her spouse, and a family partnership received in the aggregate 47,022 shares; and Vaughan W. McRae and a family partnership received in the aggregate 47,288 shares.

The Buyer Notes totaling an aggregate of $2 million were paid in full as of January 28, 1995. Interest paid on these notes totaled approximately $74,000 for the year.

On April 1, 1994, McRae's purchased the McRae's store in the Singing River Mall, Gautier, Mississippi, from Arvey Real Estate Company ("Arvey"), a general partnership comprised of Richard D. McRae, Richard D. McRae, Jr., and Vaughan W. McRae, for a purchase price of approximately $2.6 million. The consideration paid by McRae's was the assumption of a bank promissory note of approximately $2.0 million and the issuance of a McRae's promissory note (the "Gautier Note") in the principal amount of approximately $600,000, bearing interest at an annual rate of 6.5%. The Gautier
Note is payable in five installments, the first four of which are equal to 10% of the original principal amount, plus accrued interest, and are due April 1, 1995, April 1, 1996, April 1, 1997, and April 1, 1998, and the final installment of the remaining principal and interest is due April 1, 1999. The Gautier Note is secured by a second deed of trust on the Gautier store. No principal or interest payments were made for the year ended January 28, 1995.

On April 1, 1994, McRae's purchased the McRae's store in the Barnes Crossing Mall, Tupelo, Mississippi, from Green's Crossing Real Estate Company ("Green's Crossing"), a general partnership comprised of a trust for Richard D. McRae, Jr.'s children, a trust for Vaughan W. McRae's children, and Ms. Shanor, for a purchase price of approximately $4.3 million. The consideration paid was the assumption of a bank promissory note of approximately $2.9 million and the issuance of a McRae's promissory note (the "Tupelo Note") in the principal amount of approximately $1.5 million, bearing interest at an annual rate of 6.5%. The terms of the Tupelo Note are identical to the terms of the Gautier Note, and the Tupelo Note is secured by a second deed of trust on the Tupelo store. No principal or interest payments were made for the year ended January 28, 1995.

On April 1, 1994, McRae's purchased the leasehold interest in the McRae's store in the Sawmill Square Shopping Center, Laurel, Mississippi, from Arvey for a purchase price of approximately $2.9 million. The consideration paid was the assumption of a bank promissory note of approximately $1.1 million and the issuance of a McRae's promissory note (the "Laurel Note") in the principal amount of $1.8 million, bearing interest at an annual rate of 6.5%. In addition, the personal guarantees of the bank note by the individual general partners of Arvey were released at closing. The terms of the Laurel Note are identical to the terms of the Gautier Note, and the Laurel Note is secured by a second leasehold deed of trust on the Laurel store. No principal or interest payments were made for the year ended January 28, 1995.

On April 1, 1994, McRae's purchased the McRae's store in the Northpark Mall, Ridgeland, Mississippi, from Park Real Estate Company ("Park"), a general partnership comprised of Richard D. McRae, Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae, for a purchase price of approximately $8.6 million. The consideration paid was the assumption of a bank promissory note of approximately $4.7 million and the issuance of a McRae's promissory note (the "Northpark Note") in the principal amount of approximately $3.9 million, bearing interest at an annual rate of 6.5%. In addition, the personal guarantees of the bank note by the individual general partners were released at closing. The terms of the Northpark Note are identical to the terms of the Gautier Note, and the Northpark Note is secured by a second deed of trust on the Ridgeland Store. No principal or interest payments were made for the year ended January 28, 1995.

The Stores were purchased by McRae's as part of the Business Combination. The Company believes that the terms of the purchases of the Stores were fair, reasonable, and consistent with the terms that would have been available to the Company if purchased from unaffiliated parties. Prior to acquisition of the Stores by McRae's on April 1, 1994, McRae's leased the Stores pursuant to lease agreements which were terminated effective April 1, 1994. Under such lease agreements, McRae's paid during the fiscal year ended January 28, 1995, approximately $115,000, $107,000, $136,000, and
$297,000 to Arvey, Green's Crossing, Arvey, and Park with respect to leases relating to the Gautier, Tupelo, Laurel, and Ridgeland stores, respectively.

McRae's leases an office building (the "Heritage Building") in downtown Jackson, Mississippi pursuant to an eighteen year lease agreement dated December 23, 1981 (the "Heritage Building Lease") from Richard D. McRae, Jr., Susan McRae Shanor, and Vaughan W. McRae (collectively, the "Lessors"). Under the terms of the Heritage Building Lease, McRae's must pay all maintenance, repairs, insurance, utilities, taxes, improvements, and modifications to the building. During the fiscal year ended January 28, 1995, McRae's paid the Lessors approximately $325,000 under the Heritage Building Lease. McRae's subleases office space in the Heritage Building to unrelated tenants. During the fiscal year ended January 28, 1995, McRae's received rents from sublessees of approximately $1.0 million.

McRae's has purchased executive life insurance policies insuring the lives of Richard D. McRae ($1.5 million and $8.5 million), Richard D. McRae, Jr. ($1.5 million), and Vaughan W. McRae ($1.5 million). Each of Messrs. McRae has the right to purchase said policies from McRae's for a purchase price equal to the policy's cash value.

TRANSACTIONS WITH RICHARD D. MCRAE.

In connection with the redemption of McRae's common stock owned by Mr. McRae's spouse on January 25, 1983, McRae's issued its promissory note (the "McRae's Note") in the principal amount of approximately $1.3 million, bearing 13% interest annually. Interest only on the McRae's Note was payable through January 1, 1993, and beginning February 1, 1993, principal and interest was payable in 60 monthly installments of $30,635. The final installment on the McRae's Note is due January 1, 1998, and McRae's has no prepayment rights thereunder. The principal amount outstanding under the McRae's Note at January 28, 1995 was approximately $900,000. Interest paid on this note totaled approximately $108,000 for the year.

McRae's and Richard D. McRae entered into a Retirement Income Agreement dated July 23, 1982 which provided for annual retirement payments of $200,000 to Mr. McRae. Upon the death of Mr. McRae, payments of $175,000 are to be made to Mr. McRae's spouse, should she survive him, and terminate at her death. The payments are reduced by any payments made to Mr. or Mrs. McRae pursuant to the McRae's Pension Plan and are adjusted annually based on the Consumer Price Index. During the fiscal year ended January 28, 1995, McRae's paid Mr. McRae approximately $158,000 under this Agreement.

TRANSACTIONS WITH MICHAEL S. GROSS.

Director Michael S. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"), the holder of the Company's Series A Preferred Stock. Proffitt's paid Apollo Specialty approximately $1.6 million in dividends for the fiscal year ended January 28, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

Mr. Bernard E. Bernstein, Chairman of the Compensation Committee, is a partner in Bernstein, Stair & McAdams, which serves, on occasion, as legal counsel for the Company.

Mr. Martin, the Chairman and Chief Executive Officer of the
Company, served on the Compensation Committee of the Board of Directors until September 1994. Mr. Martin did not participate in the Compensation Committee's deliberations and actions with respect to his compensation.

 ADOPTION OF PROFFITT'S, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN
                        (PROPOSAL NO. 2)

On November 12, 1994, the Board of Directors of the Company adopted the Proffitt's, Inc. 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan provides that an aggregate of 350,000 shares of the Company's Common Stock is available for purchase. A copy of the Stock Purchase Plan is attached as Exhibit A.

Under the Stock Purchase Plan, an eligible employee may elect to participate by authorizing payroll deductions of not more than $2,400 per year to be applied toward the purchase of the Company's Common Stock. One offering to purchase shares is made under the Stock Purchase Plan in each fiscal year, beginning on February 1 of each year ("Grant Date") and ending on January 31 of the following year ("Exercise Date"). The purchase price per share is the lesser of (i) 85% of the closing bid price per share of the Common Stock as listed on the NASDAQ National Market System on the last business day preceding the Grant Date or (ii) 85% of the closing bid price per share of the Common Stock as listed on the NASDAQ National Market System on the first business day preceding the Exercise Date.

Purchases of shares under the Stock Purchase Plan are made automatically on the Exercise Date. A participant may withdraw from the Stock Purchase Plan at any time and cannot rejoin thereafter until the next offering period. Appropriate adjustments in the number of shares reserved under the Stock Purchase Plan and to the price and number of shares available for purchase by a participant shall be made in the event of any future stock dividends, stock splits, or corporate reorganizations.

The Board of Directors believes that the Stock Purchase Plan is an important employee benefit, provides the employees an incentive to increase shareholder value, and is in the best interests of the Company and its shareholders. There are currently approximately 275 employees participating in the Stock Purchase Plan.

The affirmative vote of a majority of the votes cast on this proposal shall constitute approval.

The Board of Directors recommends a vote "FOR" the approval of the Proffitt's, Inc. 1994 Employee Stock Purchase Plan.

                    SPECIAL MEETING PROPOSAL
                        (PROPOSAL NO. 3)

The Board of Directors has recommended that the Company's shareholders approve an amendment to the Company's Charter, as permitted by the Tennessee Business Corporation Act (the "Act"), to add a provision requiring the demand of the holders of at least 25% of all the votes entitled to be cast on an issue in order to call a special meeting of shareholders (the "Special Meeting Proposal"). The text of the proposed amendment is set out in full below.

The Charter is amended by adding the new ARTICLE XIV to read as follows:
     ARTICLE XIV. Special Meeting of Shareholders. No special meeting of shareholders shall be held upon the demand of shareholders of the Corporation unless the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on each issue proposed to be considered at the special meeting shall have signed, dated and delivered to the corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

Under the Act, a special meeting of shareholders of the Company may be called by the Board of Directors or the person or persons authorized to do so by the Charter or Bylaws. Under the Company's Bylaws, a special meeting of shareholders may be called by the Board of Directors, the Chairman or the President, or by the holders of not less than 10% of the total outstanding capital stock of the Company entitled to vote. Prior to its revision in 1989, the Act mandated that 10% of the shareholders could call a special meeting. The Act now provides that the Charter can require a higher percentage of holders required to demand a special meeting. The Special Meeting Proposal provides that a call for a special meeting will require the demand of the holders of at least 25% of the votes entitled to be cast on any proposal to be considered at the special meeting. The Special Meeting Proposal, which will add a new ARTICLE XIV to the Charter, is being proposed to ensure that only those matters that enjoy substantial support among shareholders will become the subject of consideration at special meetings. If the Special Meeting Proposal is adopted, the Company's Bylaws will be revised accordingly.

The Special Meeting Proposal will make it more difficult for shareholders who collectively hold small percentages of voting stock to call special meetings for the purpose of approving such matters as mergers or other proposed business combinations, amendments to the Charter, election of Directors, removal of Directors and other matters. The Special Meeting Proposal, however, will not affect the ability of shareholders to make proposals for consideration at the Company's annual or other meetings. The Special Meeting Proposal is not intended to deter a shareholder or group of shareholders who may own a significant amount of the Company's shares from making any proposal, including proposals leading to a change in control of the Company through a business combination or a change in the composition of the Board. The overall effect of the Special Meeting Proposal, if adopted, may, however, discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the Company's stock before commencing a tender offer, proxy contest or other takeover action because of the need for 25% rather than 10% to call a special meeting. To the extent any potential acquirers are deterred by the Special Meeting Proposal, the amendment may have the effect of preserving the incumbent management in office. The Board of Directors believes that the advantages of the Special Meeting Proposal outweigh any disadvantage of discouraging such actions. Those advantages include: (i) the Board's ability to protect the business operations of the Company from disruptions caused by special meetings called by shareholders with small equity stakes and (ii) the Board's positioning itself as the effective entity responsible for protecting and increasing shareholder value in important areas, including any possible change in control. The Special Meeting Proposal further ensures that matters will be brought to a vote of shareholders only after they have developed significant support among shareholders. The Board of Directors, in recommending this amendment, considered comparable charter provisions in other public retail companies and concluded that the proposed amendment is well within the mainstream of such provisions.

The Board of Directors recommends a vote "FOR" the approval of the Amendment to the Company's Charter enacting the special meeting proposal.

     RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                        (PROPOSAL NO. 4)

Subject to ratification by the shareholders, the Board of Directors has reappointed Coopers & Lybrand as independent accountants to audit the financial statements of the Company for the fiscal year ending February 3, 1996. Coopers & Lybrand has examined the financial statements of the Company since 1991.

Representatives of Coopers & Lybrand will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification.

      SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

In 1994, Messrs. Bernstein, Cicala, de Waal, Gross, McRae, Neel, Proffitt, and Tsai filed, but did not timely file, a Form 5 Annual Statement with respect to the grant of 1,000 shares of restricted Common Stock to each Director pursuant to the Company's 1994 Long-Term Incentive Plan. None of those shares vested in 1994, but when it was determined the restricted stock grants should be reported on Form 5, each Director did file a corrected Form 5.

                          OTHER MATTERS

The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgement.

         SHAREHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

Proposals for shareholder action which eligible shareholders wish to have included in the Company's proxy mailed to shareholders in connection with the Company's 1996 Annual Meeting must be received by the Company at its corporate headquarters on or before January 2, 1996.

                     LISTING OF SHAREHOLDERS

A complete list of the shareholders entitled to vote at the Annual Meeting of the Shareholders, to be held on June 15, 1995, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

                          ANNUAL REPORT

The Company's annual report for the year ended January 28, 1995 is being mailed with this proxy statement but is not to be considered as a part hereof.

A copy of the Company's annual report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder whose proxy is solicited upon written request to:

Senior Vice President of Investor Relations
Proffitt's, Inc.
P.O. Box 9388
Alcoa, Tennessee 37701-9388


                              By order of the Board of Directors,

                              /s/ Julia Bentley

                              Julia Bentley
                              Secretary
                              Alcoa, Tennessee
                              May 2, 1995

                            EXHIBIT A
                      PROFFITT'S, INC. 1994
                  EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE.
The purpose of the Proffitt's, Inc. 1994 Employee Stock Purchase Plan (the "Plan") is to provide a method whereby employees of Proffitt's, Inc. and its subsidiaries have an opportunity to purchase shares of Common Stock of the Corporation. The Plan is intended to qualify as an Employee Stock Purchase Plan under
Section 423 of the Internal Revenue Code of 1986, as amended, and all provisions of the Plan shall be construed in a manner to effect that intent.


2.   DEFINITIONS.
As used in this Plan, the following words shall have the following meanings:
     (a) "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section of any future legislation that amends, supplements, or supersedes that section.
     (b) "Common Stock" shall mean the Common Stock of the Corporation.
     (c) "Compensation Committee" shall mean the Compensation Committee of the Board of Directors, to which the administrative duties and responsibilities under the Plan are delegated.
     (d) "Corporation" shall mean Proffitt's, Inc., a Tennessee corporation.
     (e) "Employee" shall mean any individual who is employed by the Corporation or a subsidiary on a full-time or part-time basis and who is regularly scheduled to work more than 20 hours per week.
     (f) "Offering" shall mean any opportunity to purchase Common Stock granted to Participants, the terms and conditions of which have been established by the Compensation Committee pursuant to the Plan.
     (g) "Offering Commencement Date" shall mean the date on which any Offering commences.
     (h) "Offering Termination Date" shall mean the date on which any Offering ends.
     (i) "Option" shall mean any opportunity to purchase Common Stock granted to a Participant pursuant to an Offering.
     (j) "Participant" shall mean each employee who becomes a participant as provided in Section 5.
     (k)  "Plan" shall mean the Proffitt's, Inc. 1994 Employee
          Stock Purchase Plan.
     (l) "Subsidiary" shall mean McRae's, Inc., McRae's of Alabama, Inc., and any present or future corporation which: (i) would be a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code and (ii) is designated as a participant in the Plan by the Board of Directors.


3. ADMINISTRATIVE.
     (a) Appointment. The Plan shall be administered by the Compensation Committee. The Compensation Committee may, from time to time, delegate nondiscretionary administrative responsibilities under the Plan to Employees who shall continue to be eligible to participate in accordance with Section 4(a).
     (b) Powers. The Compensation Committee shall determine: (i) the time or times when Options shall be granted, (ii) the number of shares subject to the Offering, and (iii) the limitations, restrictions, and conditions applicable to any Options.
     (c) Interpretations. Subject to the express provisions of the Plan, the Compensation Committee may interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, determine the terms and conditions of the Options, and make all other determinations it deems necessary or advisable for the administration of the Plan.
     (d) Determinations. The determinations of the Compensation Committee on all matters regarding the Plan shall be conclusive. No member of the Compensation Committee shall be liable for any action taken or determination made in good faith.


4. ELIGIBILITY.
     (a) Initial Eligibility. Each Employee as defined in Section 2(e) who shall have completed twelve (12) months of employment and is employed by the Corporation or a Subsidiary on the date his or her participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan that commence on or after such twelve (12) month period has concluded.
     (b) Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan:
               (i) if, immediately after the grant, such Employee would own stock, and/or hold outstanding Options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation (for purposes of this paragraph, the rules of Section 423 of the Code shall apply in determining stock ownership of any Employee); or
               (ii) which permits the Employee's rights to
                    purchase stock under all employee stock
                    purchase plans, within the meaning of Section 423 of the Code, to accrue at a rate that exceeds $25,000 in fair market value of the stock (determined at the time such Options are granted) for each year in which such Options are outstanding.


5. COMMENCEMENT OF PARTICIPATION.
     (a) Participation. An eligible Employee may become a Participant by completing an authorization for payroll deductions on the form provided by the Corporation and delivering it to an authorized representative of the Corporation. Payroll deductions for a Participant shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering Termination Date unless sooner terminated by the Participant. All such Participant contributions shall be credited to the Participant's account.
     (b) Participant Elections. Each Participant is required to sign a written participation form (hereinafter referred to as the "Participation Agreement") for each Offering. The terms of the Participation Agreement shall provide that the Participant elects to have payroll deductions credited to the Participant's account, subject to the limitations hereinafter described, that will in no event exceed two thousand four hundred dollars ($2,400) during the initial Offering. The Compensation Committee retains the right to adjust this amount for subsequent offerings. Elections to participate hereunder shall be made no later than 10 days prior to an Offering Commencement Date. Contributions may be increased or decreased for subsequent Offerings.


6. STOCK OPTIONS.
The Compensation Committee may from time to time, and subject to provisions of the Plan and such other terms and conditions as the Compensation Committee may prescribe, grant to Participants of the Plan one or more opportunities to purchase shares of Common Stock. Each such Offering shall be upon such terms and conditions as the Compensation Committee shall determine, subject to the limitations of Code Section 423, the Plan's eligibility requirements, and the maximum number of shares available for grant. The Plan will initially be implemented with an Offering during the 1995 fiscal year. The 1995 Offering will commence on February 1, 1995, and will end on January 31, 1996.
     (a) Number of Option Shares. On the initial Offering Commencement Date, each Participant shall be granted an Option to purchase the number of shares of Common Stock equal to the number determined by dividing two thousand four hundred dollars ($2,400) by 85% of the fair market value of the Common Stock. The Compensation Committee retains the discretion to adjust this amount for subsequent offerings.
     (b) Option Price. The price to purchase Common Stock subject to the Option shall be an amount not less than the lower of:
               (i) 85% of the closing bid price per share of the Common Stock as listed on the NASDAQ National Market System on the last business day preceding grant of such Option; or
               (ii) 85% of the closing bid price per share of the
                    Common Stock as listed on the NASDAQ National Market System on the first business day preceding exercise thereof.
     (c) Maximum Option Limitations. The total number of Options to buy shares of Common Stock available for grant under the Plan is 350,000, subject to adjustments pursuant to
          Section 9. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held in the treasury of the Corporation. In the event that any Option under the Plan expires unexercised or is terminated without being exercised, in whole or in part, for any reason, the number of shares theretofore subject to such Option or the unexercised or terminated portion thereof, shall be added to the remaining number of shares of Common Stock available for grant as an Option under the Plan upon such terms and conditions as the Compensation Committee shall determine, which terms may be more or less favorable than those applicable to such former Option.


7. EXERCISE OF OPTION.
     (a) Automatic Exercise. Unless a Participant gives written notice of withdrawal to the Corporation, the Participant's Option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions credited to his or her account at that time will purchase at the applicable Option price (but not in excess of the number of shares for which Options have been granted to the Employee), and any excess in his account at that time will be returned to him. An Option may be exercised only by a Participant during his or her lifetime or by a designated beneficiary within 90 days of the date of death.
     (b) Withdrawal from Account. A Participant who is not subject to Section 16 of the Securities Exchange Act may withdraw from the Plan, in whole but not in part, at any time prior to the Offering Termination Date applicable to any Offering by delivering written notice to the Corporation's authorized representative indicating such Participant's intent to withdraw. A Participant subject to Section 16 of the Securities Exchange Act may not voluntarily withdraw during an Offering. Upon withdrawal by a Participant, the Corporation will promptly refund the entire balance of a Participant's deductions accumulated during the year. A Participant who withdraws from the Plan may reenter for a subsequent Offering by filing a new authorization at least ten (10) days prior to an Offering Commencement Date.
     (c) Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions that would have been used to purchase fractional shares will be returned to any Employee promptly following the termination of an Offering, without interest.
     (d) Delivery of Stock. As soon as practicable after the Offering Termination Date of each Offering, the Corporation will deliver to each Participant, as appropriate, certificates representing the stock purchased upon exercise of the Option.


8. TRANSFERABILITY.
No Option may be transferred, assigned, pledged or hypothecated (other than by the laws of descent and distribution), and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.


9. ADJUSTMENT PROVISIONS.
The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option price per share of each such Option, may all be appropriately adjusted as the Compensation Committee may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split, stock distribution, combination of shares, or the payment of a share dividend or other increase in the number of such shares outstanding effected without receipt of consideration by the Corporation. Adjustments under this Section 9 shall be made in the sole discretion of the Compensation Committee, and its decision shall be binding and conclusive.


10. DISSOLUTION, MERGER, AND CONSOLIDATION.
Upon the dissolution or liquidation of the Corporation, or upon a merger or consolidation of the Corporation in which the Corporation is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction; provided, however, that the Compensation Committee shall give at least 30 days prior written notice of such event to each Participant during which time he or she shall have a right to exercise his or her wholly or partially unexercised Option and, subject to prior expiration pursuant to Section 12(a) or (b), each Option shall be exercisable after receipt of such written notice and prior to the effective date of such transaction.


11. EFFECTIVE DATE AND CONDITIONS SUBSEQUENT TO EFFECTIVE DATE.
The Plan shall become effective on the date of the approval of the Plan by the majority of the shareholders of the Corporation, and the Plan shall be null and void and of no effect if such condition is not fulfilled, and in such event each Option granted hereunder shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect.


12. TERMINATION OF EMPLOYMENT.
Notwithstanding anything contained herein to the contrary, each Option shall expire on the earlier of:
     (a) the expiration of 90 days commencing with the death of the Participant;
     (b) the expiration of 90 days commencing with the date that the employment of the Participant with the Corporation terminates for any reason; or
     (c)  the Offering Termination Date.

Upon expiration of any Option prior to the applicable Offering Termination Date, any payroll deductions credited to the Participant under the Plan shall be promptly returned to the participant or his designated beneficiary in the event of his death, without interest.


13. MISCELLANEOUS.
     (a) Legal and Other Requirements. The obligations of the Corporation to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, if deemed necessary or appropriate by the Corporation. Certificates for shares of Common Stock issued hereunder may contain a legend as the Compensation Committee deems appropriate.
     (b) No Obligation to Exercise Options. The granting of an Option shall impose no obligation upon a Participant to exercise such Option.
     (c) Termination and Amendment of Plan. The Compensation Committee, without further action on the part of the shareholders of the Corporation, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan, except that, unless approved by the shareholders in accordance with Section 11 hereof, it may not: (i) change the total number of shares of Common Stock authorized to be issued under the Plan; or (ii) change the class of employees eligible to be granted Options under the Plan. No action taken by the Compensation Committee under this Section may materially and adversely affect any outstanding Option without the consent of the holder thereof.
     (d) Application of Funds. The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes.
     (e) Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Employee or Participant the right to continue in the employment of the Corporation or affect any right which the Corporation may have to terminate the employment of such Employee or Participant.
     (f) Rights as a Shareholder. No Participant shall have any rights or privileges as a shareholder in Common Stock covered by an Option until such Option has been exercised.
     (g) Leaves of Absence and Disability. A Participant shall continue to be treated as an Employee for all purposes of the Plan during the first 90 days of any leave of absence, whether such leave is with or without pay. Upon expiration of such 90 day period, unless a Participant has resumed employment, his employment for purposes of this Plan shall be deemed to terminate on such date. During the first 90 days of a leave of absence, the Participant shall continue to have all rights otherwise provided pursuant to the Plan and the additional right to supplement the payroll deductions (if any) made during such period with out-of-pocket payments to the extent necessary to continue his Plan election in effect for the applicable Offering.
     (h) Fair Market Value. Whenever the fair market value of Common Stock is to be determined under the Plan as of a given date, such fair market value shall be determined as the closing bid price per share as listed on the NASDAQ National Market System on the last business day preceding the valuation.
     (i) Notices. Every direction, revocation, or notice authorized or required by the Plan shall be deemed delivered to the Corporation: (a) on the date it is personally delivered to the Secretary of the Corporation at its principal executive offices or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices; and shall be deemed delivered to a Participant:
          (a) on the date it is personally delivered to him or her or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Corporation.
     (j) Applicable Law. All questions pertaining to the validity, construction, and administration of the Plan granted hereunder shall be determined in conformity with the laws of the State of Tennessee.
     (k) Elimination of Fractional Shares. If under any provision of the Plan that requires a computation of the number of shares of Common Stock subject to an Option, the number so computed is not a whole number of shares, such number of shares of Common Stock shall be rounded down to the next whole number.
     (l) Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Common Stock for long-term investment. The Corporation does not, however, intend to restrict or influence any Employee in the conduct of his or her own affairs. An Employee may, therefore, sell stock purchased under the Plan at any time he or she chooses; provided, however, that because of certain federal income tax requirements each Employee will agree by entering the Plan to give the Corporation prompt notice of any such stock disposed of within two years after the date of grant of the applicable Option showing the number of such shares disposed of, and an appropriate legend requiring such notice shall be placed on the certificate of Common Stock issued hereunder. The Employee assumes the risk of any market fluctuations in price of such stock.

Officers and Directors should note that, pursuant to federal securities laws, certain restrictions apply to the number of shares they may sell, the manner of sale, and the timing of sales with respect to the resale of shares acquired under the Plan; therefore, officers and Directors must consult with the office of the Senior Vice President of Investor Relations prior to any such sales.

IN WITNESS WHEREOF, the Corporation has adopted the foregoing instrument on the 12th day of November 1994.





PROFFITT'S, INC.                           ATTEST:

/s/ R. Brad Martin                         /s/ Julia Bentley

R. Brad Martin                             Julia Bentley
Chairman of the Board                      Secretary

                           PROXY CARD


PROFFITT'S, INC.
P.O. Box 9388
Alcoa, Tennessee 37701

This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints R. Brad Martin, James A. Coggin, and Julia A. Bentley as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote as designated below, all the shares of Common Stock of Proffitt's, Inc. held of record by the undersigned on April 24, 1995 at the Annual Meeting of the Shareholders to be held on June 15, 1995 or any adjournment thereof.

1.   ELECTION OF DIRECTORS
       FOR all nominees listed below
       (Except as marked to the contrary below)   ____

       WITHHOLD AUTHORITY
       to vote for all nominees listed below   ____

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)
     Bernard E. Bernstein    Edmond D. Cicala      Ronald de Waal
     Michael S. Gross        R. Brad Martin        Richard D. McRae
     C. Warren Neel          Harwell W. Proffitt   Gerald Tsai, Jr.

2. PROPOSAL TO APPROVE THE ADOPTION OF THE PROFFITT'S, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN.

          ____ FOR            ____ AGAINST        ____ ABSTAIN

3. PROPOSAL TO APPROVE THE SPECIAL MEETING PROPOSAL, amending the Company's Charter to require the demand of at least 25% of all votes entitled to be case on an issue in order to call a special meeting of the shareholders.

          ____ FOR            ____ AGAINST        ____ ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND as the independent accountants of the Company.

          ____ FOR            ____ AGAINST        ____ ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO ELECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED: __________________, 1995         ___________________________
                                        Signature
PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.                      ___________________________
                                        Signature if held jointly